LEASE


     THIS LEASE is dated as of July 20, 1988, for purpose of reference only, and is made by and between PACIFIC QUADRANT DEVELOPMENT COMPANY, a California general partnership, having an office at c/o 1646 North California Boulevard, Suite 650, Walnut Creek, California 94596 ("Landlord"), and WICKES COMPANIES, INC., a Delaware corporation, having an office at c/o Orchard Supply Hardware, 6450 Via Del Oro Street, San Jose, California 95119 ("Tenant").

                                  ARTICLE ONE

                            PREMISES AND DEFINITIONS

     1.1 Demise of Premises. Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term, the Premises together with: (i) the non-exclusive right to use the Common Area of the Shopping Center described in this Lease, (ii) the right to erect signs as set forth in Article 14 hereof,
(iii) rights to ingress and egress to and from the Premises over the Common Area to and over the public street known as Market Place which provides access to Bollinger Canyon Road and Alcosta Boulevard, and (iv) any and all other rights, easements, and appurtenances in and to the Premises and the Shopping Center.

     1.2 Definitions. As used herein, the following terms shall have the following meanings:

          A. Base Monthlv Rent. The term "Base Monthly Rent" shall mean the fixed rent to be paid by Tenant during the Lease Term, which is set forth in Sections 5.1 and 5.2.

          B. Building. The term "Building" shall mean the approximately thirty-one thousand and sixty-two (31,062) square foot structure which is part of the Premises.

          C. Commencement Date. The term "Commencement Date" shall mean the date upon which the Lease Term commences, as more particularly defined in
Section 3.2.

          D. Common Area. The term "Common Area" shall mean those portions of the Shopping Center designated as such on Exhibit "B-1", including, without limitation, the automobile parking areas, pedestrian and vehicular access ways, sidewalks, passageways, and ingress and egress areas.

          E. Effective Date. The term "Effective Date" shall mean the date on which this Lease is executed by the last signatory whose execution is required to make it binding on Landlord and Tenant.

          F. Excusable Delay. The term "Excusable Delay" shall mean any extension of the time for performance by either Landlord or Tenant of its obligations under this Lease because of a delay resulting from a cause beyond the reasonable control of the party obligated to perform, as more particularly described in Section 20.8.

          G. Lease Term. The term "Lease Term" shall mean the term of this Lease which shall commence and be for the period described in Section 3.1, as such period may be extended by tenant pursuant to Article 4.

          H. Lease Year. The term "Lease Year" shall mean any twelve (12) month period commencing on February 1st and terminating on the following January 31st; provided, however, that (i) if the Commencement Date occurs between February 2 and June 30 (inclusive), then the first Lease Year shall be the period commencing on the Commencement Date and terminating on the first January 31 thereafter; and (ii) if the Commencement Date occurs between July 1 and January 30 (inclusive), then the First Lease Year shall be the period commencing on the Commencement Date and terminating on the second January 31 thereafter.

          I. Legal Requirements. The term "Legal Requirements" shall mean all laws, statues, ordinances, building codes, zoning regulations, ordinances, orders, rules, regulations or requirements of all federal, state, local and municipal governments, the appropriate agencies, offices, departments, boards and commissions thereof, whether now or hereafter in effect which may affect or be applicable to the Premises, the Shopping Center, or any part thereof or to the use or manner of use of all or any part of the Premises or the Shopping Center.

          J. Premises. The term "Premises" shall mean the one-story concrete block building to be constructed in accordance with the provisions hereof prior to the Commencement Date, which building is to contain approximately thirty-one thousand and sixty-two (31,062) square feet of floor space, a receiving area of approximately two thousand six hundred forty (2,640) square feet of floor space, a mezzanine of approximately one thousand seven hundred twenty-nine (1,729) square feet of floor space above the receiving area, a nursery area of approximately nine thousand six hundred sixty-seven (9,667) square feet, and an adjoining building to house a pick-up station containing approximately six thousand four hundred and twenty (6,420) square feet of floor area with an adjoining outside yard area of approximately nine thousand eight hundred and forty-seven (9,847) square feet, all in the location shown on Exhibit "B-1" attached hereto. The final building size may be adjusted to avoid conflict with the adjacent storm sewer easement and be consistent with the final plans, specifications and working drawings to be approved by Landlord and Tenant.

          K. Shopping Center. The term "Shopping Center" shall mean that property consisting of approximately 4.27 acres located near the intersection of the Bollinger Canyon Road and Market Place in San Ramon, Contra Costa County, California which is more particularly described by Exhibit "A" attached hereto and by the site plan attached hereto as Exhibit "B-1". Landlord and Tenant acknowledge that as of the Effective Date the Shopping Center has not been constituted as a separate legal parcel by the recordation of a final subdivision map. The City of San Ramon has approved subdivision map number 69-49 dated May 1988 that is consistent with Exhibits A and B-1. Landlord shall cause all conditions to the recordation of such approved subdivision map to be satisfied and cause it to be recorded so that the Shopping Center is constituted as a separate legal parcel. Landlord shall not allow any changes to be made to such subdivision map without the prior written consent of Tenant.

          L. Shop Pads. The term "Shop Pads" shall mean those two areas within the Shopping Center identified as "Shops" on the site plan attached hereto as Exhibit "B-1" showing a maximum buildable area for shop buildings Landlord intends to construct in the future of 3,186 square feet and 4,814 square feet, respectively. Notwithstanding the foregoing, Landlord shall have the right to adjust the Shop Pads to change their size and configuration so long as (i) the location of the Shop Pads is not changed, and (ii) the buildable area of both Shop Pads taken together does not exceed 8,000 square feet.

          M. Tenant's Proportionate Share. The term "Tenant's Proportionate Share" shall initially mean eighty-four and one-tenth percent (84.1%), subject to adjustment pursuant to this Section. If any buildings are constructed in the Shopping Center other than the Building (including buildings on the Shop Pads), upon substantial completion of any such building Tenant's Proportionate Share shall be adjusted to that percentage equivalent to the quotient obtained by dividing the net leaseable area of the Building (including the entire area of any nursery that is within walls, but excluding any receiving area, pickup area, and outdoor yard area) by the net leaseable area of the ground floor area of all buildings within the Shopping Center (including the Building and any buildings constructed on the Shop Pads); provided, however, that in no event shall Tenant's Proportionate Share ever exceed eighty-nine and eight-tenths percent (89.8%).

          N. Agreed Interest Rate. The term "Agreed Interest Rate" shall mean that interest rate determined as of the time it is to be applied that is equal to the lessor of (i) five percent (5%) in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or (ii) the maximum interest rate permitted by Law.

                                  ARTICLE TWO

                             PRE-TERM CONSTRUCTION

     2.1 Obligations of the Parties: Landlord shall be obligated to install certain improvements on the Shopping Center prior the Commencement Date in accordance with the provisions of the Construction Agreement attached to the Lease as Exhibit C.

                                 ARTICLE THREE

                                 TERM OF LEASE

     3.1 Term of Lease. The term of this Lease shall begin on the Commencement Date and, unless extended pursuant to Article 4 hereof, shall terminate upon the expiration of the twenty-fifth (25th) Lease Year.

     3.2 Commencement Date. The term "Commencement Date" shall mean that date upon which all of the following have been achieved or have occurred, subject to the provisions of subparagraph A and B hereof: (i) Landlord has achieved Substantial Completion of the Premises Improvements and the Common Area Improvements, pursuant to Exhibit C; (ii) all governmental approvals have been issued which are necessary to permit Tenant to legally occupy the Premises for the uses permitted by this Lease, and to open for business to customers; and
(iii) the Premises have been "Ready for Tenant's Fixturing" (as defined in Section 7D of Exhibit C") for more than ninety (90) days and Tenant has not been prevented from entering the Premises for the purpose of installing its personal property, fixtures, appliances and equipment. Notwithstanding the foregoing, the following shall apply:

          A. The Commencement Date shall occur no later than the date on which Tenant opens the Premises for business to customers; and

          B. The Commencement Date shall not occur between November 15 of any year and the following January 31; provided, however, that if Tenant opens the Premises for business to customers during such period, the Commencement Date shall be the date on which Tenant so opens the Premises for business to customers.

                                  ARTICLE FOUR

                               OPTIONS TO EXTEND

     4.1 Grant of Option to Extend. Tenant shall have five (5) independent and successive options to extend the initial Lease Term for five (5) Years for each such option to extend.

     4.2 Exercise of Option. Tenant may exercise any of the options to extend granted to it by this Article at any time prior to the expiration of the then Lease Term (as it may have previously been extended pursuant to this Article) by delivering written notice of such election to Tenant, subject to the following limitations:

          (a) No exercise of an option to extend shall be effective if Tenant is in default of its obligations under this Lease, Tenant has received written notice of such default from Landlord, such default may be cured but has not been cured, and any applicable grace or notice periods under this Lease have expired.

          (b) If this Lease is terminated, Tenant's options to extend shall also terminate.

          (c) If on the date there remains one hundred eighty (180) days before the expiration of the then Lease Term (as it may have been previously extended by Tenant pursuant to this Article), Tenant has not given Landlord written notice of its election to extend the Lease Term pursuant to any remaining option to extend that it may have, Landlord shall notify Tenant in writing ("Landlord's Reminder") that the Lease will expire on the scheduled expiration date. If Tenant then fails to give Landlord written notice of its election to extend the Lease Term pursuant to a then existing option within ten (10) days following delivery to Tenant of Landlord's Reminder, all remaining options to extend granted to Tenant pursuant to this Article shall terminate

     4.3 Terms of Lease During Extension Period. If Tenant exercises any option to extend the Lease Term pursuant to this Article, it shall lease the Premises from Landlord, and Landlord shall lease the Premises to Tenant, on all of the terms and conditions contained in this Lease during such extension period (including all obligation to pay Percentage Rent pursuant to Section 5.3), except that (i) the Base Monthly Rent may be adjusted pursuant to Section 5.2 for such extension period, and (ii) nothing herein shall be construed to grant to Tenant any additional options to extend the Term (i.e., if Tenant exercises the first option to extend, there shall thereafter only remain four (4) more options to extend the Lease Term as provided in paragraph 4.1).

                                  ARTICLE FIVE

                                      RENT

     5.1 Base Monthly Rent. Tenant agrees to pay Landlord, and Landlord agrees to accept during the initial Lease Term, at such place as Landlord shall from time to time designate by notice to Tenant, a base monthly rent ("Base Monthly Rent") of Forty Thousand Eight Hundred Two Dollars ($40,802) per month; provided, however, that if the Premises Construction Costs paid by Landlord are less than One Million Eight Hundred Thousand Dollars ($l,800,000) as determined pursuant to Exhibit C, the Base Monthly Rent of Forty Thousand Eight Hundred Two Dollars ($40,802) shall be reduced by an amount equal to one-twelfth (l/12th) of the product obtained by multiplying (i) ninety-five thousandths (.095) by (ii) the difference between One Million Eight Hundred Thousand Dollars ($1,800,000) and the amount of Premises Construction Costs actually paid by Landlord. Base Monthly Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Lease Term commencing on the Commencement Date and on the first day of each month thereafter during the Lease Term; provided, however that all Base Monthly Rent and other payments hereunder shall be apportioned based on the actual days in the period to which the Base Monthly Rent or payment applies.

     5.2 Base Monthly Rent During Extension Periods. If the Lease Term is extended pursuant to Article 4 hereof, then Tenant shall pay Base Monthly Rent during each such extension period(s) in a monthly amount equal to seventy-five percent (75%) of the amount derived by dividing sixty (60) into the total Base Monthly Rent plus Percentage Rent paid by Tenant to Landlord during the five (5) Lease Years immediately preceding the commencement of the extension period in question; provided, however, that in no event shall the Base Monthly Rent for any extension period be less than the Base Monthly Rent due during the period immediately preceding the extension period in question. If the Base Monthly Rent payable during any extension period exceeds the Base Monthly Rent payable during the initial Lease Term, then Tenant shall receive a credit against the Percentage Rent payable during each Lease Year during such extension period that is equal to the positive difference between (i) the Base Monthlv Rent that became due during the Lease Year in question, and (ii) the Base Monthly Rent that would have become due during the Lease Year in question had the Base Monthly Rent been equal to the rent payable during the initial Lease Term pursuant to paragraph 5.1. Such credit shall be non-cumulative. By way of example only, (i) if during the Lease Year in question during an extension period the Base Monthly Rent is Forty-Five Thousand Dollars ($45,000) per month resulting in a total of Five Hundred Forty Thousand Dollars ($540,000) due as Base Monthly Rent for the entire Lease Year in question, (ii) if during the same Lease Year the Percentage Rent that is otherwise payable is Seventy-Five Thousand Dollars ($75,000), then (iii) Tenant shall be entitled to a credit of Fifty Thousand Three Hundred Seventy-Six Dollars ($50,376) against the Seventy-Five Thousand Dollars ($75,000) of Percentage Rent that is due, so that Tenant is only obligated to make a cash payment of Twenty-Four Thousand Six Hundred Twenty-Four Dollars ($24,624) to satisfy its obligation to pay Percentage Rent for the Lease Year in question during the extended term. The figure of $50,376 used in the preceding example is the difference between $540,000 (the total Base Monthly Rent payable during the Lease Year in question that occurs during the extended period) and the amount of $489,624 (which is the total Base Monthly Rent that would have been payable during the Lease Year in question at the rate of $40,802 per month, which is equal to the Base Monthly Rent payable during the initial Lease Term pursuant to paragraph 5.1, assuming that no adjustment is required by said paragraph 5.1).

     5.3  Percentage Rent.

          A. Percentage Rent Formula. In addition to Base Monthly Rent, during the Lease Term, if Gross Sales (as hereinafter defined) exceed Twelve Million Dollars ($12,000,000), then Tenant shall pay to Landlord as "Percentage Rent" the amounts set forth below to the right of the total Gross Sales for such Lease
Year:

             GROSS SALES                              TOTAL
            FOR LEASE YEAR                     PERCENTAGE RENT DUE

 $12,000,000 or less                  None
 $12,000,001 to $17,000,000           2% of amount of Gross Sales in excess
                                      of $12,000,000 up to $17,000,000
 $17,000,001 and up                   $100,000 plus 1% of amount of Gross
                                      Sales in excess of $17,000,000

     By way of example only, if Gross Sales for the Lease Year in question is $19,000,000, the Percentage Rent for that Lease Year would be $120,000.

          B. Calculation of Gross Sales for First Lease Year. If the Commencement Date is a date other than February 1st, the first Lease Year will be more or less than twelve (12) months, and accordingly the method for calculating Percentage Rent shall be adjusted as provided in the Section to avoid distortion. If, for the period commencing with the Commencement Date and terminating on the first anniversary of said date (the "First Twelve Months"), Gross Sales exceed Twelve Million Dollars ($12,000,000), a hypothetical "Percentage Rent" for the First Twelve Months shall be calculated in accordance with the table set forth in Section 5.3, based on the total Gross Sales for the First Twelve Months. Such hypothetical "Percentage Rent" shall be multiplied by a fraction, the numerator of which shall be the number of days in the first Lease Year and the denominator of which shall be three hundred sixty-five (365). If the first Lease Year is less than twelve (12) months, such amount shall be the Percentage Rent due for the first Lease Year and shall be due and payable within thirty (30) days after the end of the First Twelve Months. If the First Lease Year is more than twelve (12) months, then (i) such hypothetical "Percentage Rent" for the First Twelve Months shall be multiplied by a fraction, the numerator of which shall be the number of days in the first Lease Year in excess of 365 days and the denominator of which shall be 365, (ii) the result of such multiplication shall then be added to the Percentage Rent for the last twelve (12) month period of the first Lease Year based on the table set forth in
Section 5.3 above, and (iii) that sum shall be the total Percentage Rate for the first Lease Year. It is understood that Gross Sales during a portion of the first Lease Year will be used twice in calculating Percentage Rent for the first Lease Year if it is more than twelve (12) months, but such double counting shall be rectified by the proration formula above and shall not increase Tenant's total Percentage Rent obligations hereunder. By way of example only, (i) if the Commencement Date is October 1, 1988 and accordingly the first Lease Year commences on October 1, 1988 and ends on January 31, 1990, (ii) Gross Sales for the period beginning October 1, 1988 and ending September 30, 1989 total $14,000,000, (iii) Gross Sales for the period beginning February 1, 1989 and ending January 31, 1990 total $15,000,000, then (iv) Percentage Rent payable for the first Lease Year commencing October 1, 1988 and ending January 31, 1990 would be $53,479.45.

          C. Method of Payment. Percentage Rent shall be paid by Tenant within ninety (90) days after the end of each Lease Year. Each such payment of Percentage Rent shall be accompanied by a statement setting forth Gross Sales made during the preceding Lease Year signed by an officer of the Tenant's operating division in charge of the Premises.

          D. Definition of Gross Sales. For the purpose of determining the Percentage Rent to be paid hereunder, "Gross Sales" shall mean the total receipts (determined at the time of sale) from all merchandise and services sold or rendered in the Premises by Tenant or any subtenant, concessionaire, or licensee, whether for cash or on a charge, credit or time basis (without reserve or deduction for inability or failure to collect), less the selling price of any goods returned by any customer (to the extent that the selling price of any such returned goods has been included in Gross Sales) and less that part of the sales price of merchandise which is paid by the trading in of other merchandise of the customer (although the proceeds from the subsequent sale of such trade-in merchandise shall be included in Gross Sales hereunder) and further expressly excluding the following:

          1. Sales at a discount to employees of Tenant or a subtenant, concessionaire, or licensee;

          2. Revenues derived from service charges made for credit transactions, delivery charges for products sold from the Premises, sales from vending machines, income from the sale of stamps, money orders, express checks, and bank checks, check-cashing receipts, revenues from lockers, public toilets, and telephones, all sums received from the sale of tickets of admission to theatrical, circus, church and sports events, and all sums received from the sale of such other items as form an inconsequential part of the business of Tenant or any subtenant, concessionaire, or licensee:

          3. All sums representing so-called "sales taxes" collected directly from customers, based upon present and future laws of the federal, state or local government, and collected by Tenant or any subtenant, licensee or concessionaire in the operation of its business on the Premises, and any other tax, excise or duty which is levied or assessed against Tenant or any subtenant, licensee or concessionaire by any federal, state, municipal, or local authority based on sales of specific merchandise on the Premises, or the privilege or license to sell or distribute specific merchandise from the Premises, whether or not the amount thereof is passed on to, or collected by, Tenant or any subtenant, licensee or concessionaire from any purchaser thereof;

          4. The transfer of merchandise by Tenant, or a subtenant, licensee or concessionaire, or any subsidiary of any of them from the Premises to another store or a place of business owned or operated by Tenant, or a subtenant, licensee or concessionaire, all of which shall not constitute a sale;

          5. Proceeds from the sale of gift certificates or like vouchers; provided, however, that when any such certificate or voucher is redeemed for merchandise at the Premises (whether said certificate or voucher was initially sold at the Premises or at another location), then the retail price of the goods allocable to such redemption shall be included in Gross Sales;

          6. Donations of merchandise to non-profit charitable and religious institutions:

          7. Service charges, finance charges, interest and discounts attributable to "charge accounts" and credit cards to the extent the same are paid by customers, or to the extent the same are paid by or charged to Tenant or any subtenant, licensee or concessionaire by any credit company;

          8. Charges for labor performed outside of the Premises or arranged by a "Home Improvement" or "Decorations" department of Tenant or any of its subtenants, licensees, or concessionaires, but including the receipts from the sale of merchandise from the Premises in connection therewith: and

          9. Sums received in partial payment for merchandise sold upon the "layaway" or "will call" basis, provided said sums shall be included in Gross Sales when the sale has been concluded by delivery of the merchandise to the customer. Any such partial payments that are forfeited by customers also shall be included in Gross Sales.

          E. Arbitration. Any dispute with respect to proper exclusions from Gross Sales may be submitted to arbitration in the manner provided in Section 20.6.

     5.4 Records. Within twelve (12) months after Landlord's receipt of Tenant's statement of Gross Sales and not more frequently than once per Lease Year, Landlord and its agents or representatives may inspect Tenant's records of sales made in the Premises to determine the propriety of Tenant's statement. Such inspection shall be conducted at Tenant's accounting offices, wherever such offices are now or hereafter located. Any claim by Landlord for revision of any statement of Gross Sales or Percentage Rent, which claim is not made to Tenant within twelve (12) months after the date of delivery of such statement to Landlord, shall be deemed waived by Landlord. If Landlord discovers that Tenant has under-reported its Gross Sales by more than three percent (3%) of Tenant's actual Gross Sales, then Tenant shall promptly pay the reasonable cost of the Landlord's audit, plus the amount of the deficiency in Percentage Rent. Except as to the level of disclosure customarily required by prospective mortgagees and purchasers of Landlord's interest in the Premises, Landlord agrees to hold in confidence all sales figures and other information obtained from Tenant's records. Tenant makes no representation or warranty as to the sales which it expects to make in the Premises.

                                  ARTICLE SIX

                                     TAXES

     6.1 Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes levied against its personal property and trade fixtures located on the Premises. If the assessed value of Landlord's property is increased by inclusion of Tenant's personal property and trade fixtures located on the Premises, then Tenant shall pay to Landlord upon demand the portion of taxes attributable to Tenant's property and fixtures.

     6.2  Real Estate Taxes.

          A. Definition. As used herein, the term "Real Estate Taxes" shall mean the following: (i) ad valorem real property taxes; (ii) assessments for public improvements, services, or benefits (subject to Subsection 6.2C hereof); and (iii) any other tax or charge imposed by any governmental or quasi governmental authority having the power to tax or levy assessments which is levied or assessed against the Shopping Center or the rent payable pursuant to this Lease. The term "Real Estate Taxes" shall not include any estate, inheritance, succession, capital levy, corporate franchise, excess profits, transfer or income tax of Landlord. If any assessments are levied against the Shopping Center, Landlord may elect to either pay the assessment in full or allow the assessment to go to bond. If Landlord pays the assessment in full, Tenant shall pay to Landlord each time payment of Real Estate Taxes as made a sum equal to that which would have been payable (as both principal and interest) had Landlord allowed the assessment to go to bond.

          B. Tenant's Obligation to Pay. Tenant shall pay in the manner and within the time specified within Subsection 6.2E Tenant's Proportionate Share (defined and calculated as provided in Subsection 1.2M) of any Real Estate Taxes which become due and payable upon the Shopping Center during each Lease Year included within the period commencing with the Commencement Date and ending with the expiration of the initial and any extension term or terms of this Lease. As an alternative to calculation of Tenant's obligation to pay its fair share of Real Estate Taxes based upon the definition contained in Subsection 1.2M, Landlord may propose an allocation of Real Estate Taxes which become due and payable upon the Shopping Center and Tenant shall pay its share of such Real Estate Taxes as allocated by Landlord so long as Landlord demonstrates to Tenant's reasonable satisfaction that the allocations made by Landlord of such Real Estate Taxes to the various components of the Shopping Center are fair and reasonable and are based upon the information used by the tax assessor (including assessors' work sheets or such other information as may be reasonably available to Landlord) establishing the amount of such Real Estate Taxes. If this alternative calculation is used, Tenant shall pay (i) one hundred percent (100%) of all Real Estate Taxes fairly allocable to the Building; (ii) one hundred percent (100%) of all Real Estate Taxes fairly allocable to the land immediately beneath the Building and all areas that Tenant has the exclusive right to use; (iii) Tenant's Proportionate Share of Real Estate Taxes fairly allocable to the land and improvements that are within the Common Area that are not devoted to the exclusive use of any other tenant of the Shopping Center and are not within the Shop Pads. Should the County Assessor establish a separate tax parcel containing the Premises and an equitable portion of the Common Area, and thereafter separately assess taxes applicable to such parcel and the improvements located thereon, then notwithstanding the foregoing, either Landlord or Tenant may elect that Tenant's share of Real Estate Taxes shall be the taxes allocated by the County Assessor to such tax parcel provided Landlord and Tenant have each approved the boundaries established for the tax parcel as constituting an equitable division of the Shopping Center for Real Estate Tax purposes. Notwithstanding anything contained herein, Tenant shall not be obligated to pay any Real Estate Taxes allocable to the Shop Pads or any other buildings and the land immediately beneath them that are within the Shopping Center which are reserved to the exclusive use of Landlord or any other party. Should Landlord and Tenant be unable to reach agreement as to the fair share of Real Estate Taxes required to be paid by Tenant, either Landlord or Tenant may require that the matter be determined by arbitration as provided for within
Section 20.6.

          C. Future Voluntary and Existing Assessments. Notwithstanding anything contained herein, the parties agree as follows:

     (1) Tenant shall only be obligated to pay up to Four Thousand Dollars ($4,000) per tax fiscal year on account of the assessments affecting the Shopping Center which are described in the exceptions to title attached to the Lease as Exhibit F. This limit on Tenant's obligation shall be pro rated for any partial tax fiscal year during the Lease Term. Landlord shall be responsible for any other amount owed pursuant to such assessments without a right of reimbursement from Tenant.

     (2) Landlord shall be obligated to pay, without a right of reimbursement from Tenant, any future assessments not described in the title exceptions attached to the Lease as Exhibit F if all of the following are true with respect to the future assessment in question: (i) such assessments were authorized by a vote or approval of the required number of benefitted property owners, (ii) Landlord voted in favor of or approved such assessments (either as owner of the Shopping Center or as owner of other property effected by such assessments), and
(iii) Tenant did not approve in writing such assessments (which approval shall not be unreasonably withheld).

          D. Adjustments. The Real Estate Taxes for each Lease Year shall be the Real Estate Taxes due and payable during said Lease Year. All taxes shall be apportioned between Landlord and Tenant as of the dates of commencement and termination of this Lease. In addition, if any Lease Year shall be greater than or less than twelve (12) months, or if the Real Estate Tax year shall be changed, an appropriate adjustment shall be made. If there shall be more than one taxing authority, the Real Estate Taxes for any period shall be the sum of the Real Estate Taxes for said period attributable to each taxing authority.

          E. Manner of Payment. Landlord shall submit to Tenant true copies of the bill for any Real Estate Taxes for each tax year or portion of a tax year included within the Lease Term and, not less than thirty (30) days prior to the date when such Real Estate Taxes would become delinquent, shall bill Tenant for any amount that may be payable by Tenant. Said bill shall be accompanied by a proper computation of the amount payable by Tenant and such amount shall be paid by Tenant at least ten (10) days before the date or dates of delinquency of such Real Estate Taxes. If Tenant shall not have received such bill at least thirty
(30) days prior to the time for payment, Tenant shall not be required to make payment until twenty (20) days after receipt of said bill.

          F. Right to Contest. Tenant, at its sole cost, shall have the right at any time to seek a reduction in the assessed valuation of the Premises and the Common Area or to contest any Real Estate Taxes that are to be reimbursed or paid by Tenant. If Tenant seeks a reduction or contests the Real Estate Taxes, Tenant's failure to pay such taxes shall not constitute a default under this Lease as long as Tenant complies with the provisions of this paragraph.
Landlord shall not be required to join in any proceeding or contest brought by Tenant, unless the provisions of any law require that the proceeding or contest be brought by or in the name of Landlord or any owner of the Premises. In that case, Landlord shall join in the proceeding or contest, or permit it to be brought in Landlord's name, as long as Landlord is not required to bear any cost. On final determination of the proceeding or contest, Tenant shall immediately pay or discharge any decision or judgment rendered, together with all costs, charges, interests, and penalties incidental to the decision or judgment. If, after Tenant has made a payment of Real Estate Taxes, Landlord receives a refund of any portion of taxes on which such payment was based, Landlord shall promptly pay Tenant's portion of the refund to Tenant. Landlord shall take such action as is reasonably requested by Tenant for the purpose of making payment to the tax collector, obtaining information and other data from the county or city tax assessor, and instituting and maintaining any proceeding or contest allowed under this paragraph with respect to all Real Estate Taxes in connection with the Premises. Notwithstanding the foregoing if Tenant elects not to pay when due an installment of taxes the amount of which is being contested, Tenant shall provide security satisfactory to Landlord's lender to assure that taxes as determined together with interest and penalties, if any, will be paid and that in no event shall any tax sale be permitted to occur, taxes assessed to be paid under protest if necessary to prevent a tax sale.

          G. Receipts. Landlord shall pay when due all Real Estate Taxes and other taxes and assessments assessed against the Shopping Center and shall provide Tenant with copies of receipted tax bills promptly after receipt of the same from the taxing authorities; provided, however, that to the extent Tenant has not performed its obligation to pay Real Estate Taxes pursuant to this Article, or Tenant is exercising its right to delay payment in connection with its right to contest a tax pursuant to Subsection 6.2F, Landlord shall be excused from paying that portion of the Real Estate Taxes not paid by Tenant.

                                 ARTICLE SEVEN

                      MAINTENANCE, REPAIR AND ALTERATIONS

     7.1 Tenant's Repairs. Subject to the provisions of Section 7.2, Section 15.3, and Articles 16 and 17, and the other provisions of this Lease, Tenant shall, during the Lease Term: (i) repair and maintain the interior of the Building; (ii) repair, maintain, and replace when necessary all elements of the pick-up station that are part of the Premises; (iii) repair and maintain the exterior surfaces of the Building (including the roof membrane, except that Landlord shall be responsible for the repair, maintenance, and replacement of the roof membrane during the first five years of the Lease Term as provided in
Section 7.2); and (iv) repair and maintain the HVAC equipment servicing the Premises. In discharging the foregoing obligations, Tenant shall have the benefit of any warranties or guarantees issued by third parties with respect to the Building or any equipment installed therein, and Landlord shall reasonably cooperate to make such guarantees and warranties available to such Tenant.

     7.2 Landlord's Repairs. Subject to the provisions of Section 15.3 and Articles 16 and 17 below, Landlord shall at its sole cost and without right of reimbursement from Tenant: (i) repair, maintain, and replace when necessary utility services (water, sewer, gas, and electrical) up to the point of entry to the Building; (ii) perform any maintenance, repair, or replacement of the roof membranes the need for which, is identified prior to the fifth (5th) anniversary of the Commencement Date; and (iii) maintain, repair, and replace when necessary the structural portions of the Building, including the floor slab, bearing walls, foundations, and structural roof. Landlord shall also make any repairs required (i) because of the settling of the Premises (including all repairs required as a result of the existing soil and ground water conditions), or (ii) as a result of the act, default or negligence of Landlord, its employees, agents, licensees or contractors. Notwithstanding the foregoing , if damage to the premises is caused by Tenant, its agents, employees, or contractors, to the extent the cost to repair or restore such damage is not covered by insurance, Tenant shall be responsible for the cost of such repair or restoration. Tenant hereby waives the benefits of California Civil Code Section 1941, but only to the extent that Section 1941 imposes obligations on Landlord which exceed Landlord's obligations under this Lease.

     7.3 Requirements of Law. If any federal, state or municipal government or any department or division thereof has condemned or hereafter shall condemn the Premises or Shopping Center or any part thereof as unsafe or as not in conformity with all Legal Requirements, or if any federal, state or municipal government or any department or division thereof has ordered or hereafter shall order any alterations or repairs thereof, Landlord shall immediately at its sole cost and expense make such alterations and repairs as may be necessary to comply with Legal Requirements (the validity of which Landlord shall be entitled to contest) ("Required Work"), the following shall apply:

          A. Landlord and Tenant shall each have the right to contest the validity of any Required Work. Tenant's right to do so shall be governed by the provisions of Subsection 6.2F to the extent applicable.

          B. Tenant shall perform any Required Work that must be made to the Premises at Tenant's sole cost and expense that is required because of Tenant's particular and specific use of the Premises, and which is not being generally required to be made to other similar buildings in the same jurisdiction governed by the governmental authority in question.

          C. If Tenant is not required to perform the Required Work pursuant to Subsection 7.3B above, then Landlord shall perform the Required Work. If the Required Work relates to a Legal Requirement that was in effect as of the Effective Date of the Lease, Landlord shall perform the Required Work at its sole cost, without a right of reimbursement from Tenant. To the extent any Required Work to be performed by Landlord interferes with Tenant's use of the Premises, Tenant shall be entitled to an abatement of Base Monthly Rent to the extent the performance of the Required Work interferes with Tenant's use of the Premises.

          D. If Landlord is required to perform the Required Work and such Required Work does not relate to a Legal Requirement in effect as of the Effective Date of the Lease, then Tenant shall contribute to the cost of the Required Work in the form of additional rent payable during the remainder of the Lease Term. The amount of additional rent Tenant is to pay with respect to each Required Work shall be determined as follows:

               (1) All costs paid by Landlord to perform the Required Work shall be amortized over the useful life of the improvement, with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender. Landlord shall inform Tenant of the monthly amortization payment that would be required to so amortize such costs (with interest) over such useful life of the improvement, and shall also provide Tenant with the information upon which such determination is based.

               (2) If the Required Work is not performed on the Building or any other element of the Premises, but is performed in the Common Area or other part of the Shopping Center, as additional rent Tenant shall pay an amount equal to Tenant's Proportionate Share of such monthly amortization payment. If the Required Work relates to the Building or other element of the Premises, Tenant shall pay as additional rent an amount equal to such monthly amortization payment. Tenant's obligation to pay such additional rent shall continue for each month after the Required Work in question is completed until the first to occur of (i) the expiration of the Lease Term, or (ii) the end of the term over which such costs were amortized. Such amount shall be due at the same time Base Monthly Rent is due. If by reason of such Legal Requirements or the work done by Landlord in connection therewith, Tenant is deprived of the use of the Premises, then the Base Monthly Rent and other charges payable by Tenant to Landlord hereunder shall be abated in proportion to the time during which, and to that portion of the Premises of which, Tenant shall be deprived as a result thereof. All such alterations and repairs shall be done in accordance with plans and specifications approved by Tenant, which approval shall not be unreasonably withheld. Notwithstanding the above, if such condemnation or Legal Requirement is the direct result or is caused by Tenant's particular and specific use of the Premises (the validity and applicability of which Tenant shall be entitled to contest), then Tenant shall immediately at Tenant's own cost and expense comply therewith, and no abatement of rent shall be granted.

     7.4  Tenant's Alterations.

          A. Non-Structural Alterations. Tenant shall have the right, without Landlord's prior consent, at its sole cost and expense to make such nonstructural alterations and changes to such parts of the Premises as Tenant shall deem expedient or necessary for its purposes.

          B. Structural Alterations. Tenant may make structural alterations and additions to the Premises, if Tenant has first obtained Landlord's written consent; provided, however, that Landlord's written consent shall not be required with respect to any structural, alteration or addition to the Premises that costs less than Twenty-Five Thousand Dollars ($25,000) to make.

          C. Cooperation By Landlord. Landlord shall execute and deliver upon request of Tenant such instrument or instruments embodying the approval of Landlord, and shall otherwise cooperate at no cost to Landlord as may be required by any public or quasi-public authority for the issuance of any license, variance or permit required for the making of alterations, changes and/or installations in, to or upon the Premises by Tenant.

          D. Notices. Tenant shall give Landlord ten (10) days' prior notice of the commencement of construction of all alterations costing in excess of $25,000, so that Landlord may post notices of non-responsibility.

     7.5 Permits. Each party shall procure all necessary permits before making any repairs, alterations, other improvements or installations to the Premises and/or Shopping Center, or a portion thereof, including without limitation, any alterations made pursuant to Section 7.3. Each party shall give written notice to the other of any repairs required of the other pursuant to the provisions of this Article, and the party responsible for such repairs shall promptly commence such repairs and to prosecute the same to completion diligently, subject only to Excusable Delays.

     7.6 Mechanic's Liens. Subject to performances by the other party of any applicable reimbursement obligation under this Lease, each party (i) shall pay promptly when due the entire cost of any work done by it on the Premises so that the Premises at all times shall be free of liens for labor and materials, and
(ii) shall save harmless and indemnify the other from and against any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work by such party or its employees, agents or contractors. Such work shall be done with materials of good quality and in a good and workmanlike manner, and shall comply with all Legal Requirements.

                                 ARTICLE EIGHT

                                  COMMON AREA

     8.1 Grant of Easement and Right to Use. Landlord shall continuously and without interruption make available, and hereby grants and demises to Tenant, a non-exclusive easement and the right for Tenant, its subtenants and their respective agents, employees, contractors, customers, guests, licensees and invitees (in common with Landlord and all persons, firms and corporations conducting business within the Shopping Center and their respective customers, guests, licensees, invitees, subtenants, employees and agents) to use those portions of the Shopping Center shown as "Common Area" on Exhibit B-l for ingress, egress, parking, and all purposes for which such areas would customarily be used. Landlord may not subdivide the Shopping Center unless the following conditions are satisfied: (i) Tenant approves the configuration of the subdivision; and (ii) Landlord causes to be prepared, recorded, and made effective a set of covenants, conditions and restrictions which are consistent with and protect the rights granted to Tenant by this Lease and which have been approved by Tenant and to which Tenant is a party.

     8.2 Restrictions on Use of Common Area. The Premises and the other areas of the Shopping Center upon which the construction of buildings and similar improvements is permitted are shown on Exhibit B-1 as the "Shops" and are defined herein as the "Shop Pads". Landlord agrees that at no time shall any buildings, or other structures be erected upon the Common Area (except bumper guards, curbs, landscape planters, lighting standards, and landscaping improvements required by applicable governmental authorities, and pylon and directional signs in the locations, if any, shown on Exhibit B-1 or otherwise approved by Tenant), nor shall Landlord alter the parking layout, the parking facilities, or the ingress-egress areas to the Shopping Center or the site of the Shop Pads shown on Exhibit B-1, without the prior written approval of Tenant. Tenant shall have the right to approve the size and style of any pylon or directional signs located in the Common Area, but in no event shall Tenant be obligated to approve any such sign or other structure which substantially interferes with or impedes the visibility of Tenant's signs located in the Shopping Center. Landlord agrees as follows with respect to the Shop Pads: (i) no buildings (other than the Building) shall be constructed in the Shopping Center except within the Shop Pads; (ii) any building constructed on either of the Shop Pads shall be single story building, the area of which does not exceed the area of the Shop Pad on which it is constructed; (iii) any building constructed on either of the Shop Pads shall be of a design that is consistent with the PUD zoning applicable to the Shopping Center as of the Effective Date; and (iv) any buildings constructed on either of the Shop Pads may not be used for the uses specified in Subsections 11.2A and 11.2B.

     8.3 Duties of Landlord. Landlord shall repair and maintain the Common Area in a first class and clean condition and shall pay all costs and expenses of whatsoever nature necessary therefor, such obligation to include but not be limited to:

          (a) Maintaining signs, landscaped areas, lighting standards and parking area surfaces (including stripe painting and the removal of standing water therefrom), and removing rubbish and other refuse and debris;

          (b) Keeping the Common Area well illuminated during those hours of darkness when Tenant is conducting its business on the Premises and until one (1) hour after closing of Tenant's business;

          (c)  Providing at least 204 parking spaces within the Common Area;

          (d)  Paying all Real Estate Taxes applicable to the Common Area;

          (e) Maintaining and paying for "all-risk" insurance on the improvements that are part of the Common Area; and

          (f) Paying all wages, workers' compensation insurance, unemployment taxes and other costs and expenses of employees and independent contractors necessary to maintain and operate the Common Area.

     8.4  Reimbursement by Tenant.

          A. Definition of Common Area Maintenance Costs. Tenant shall reimburse Landlord for Tenant's Proportionate Share of the Common Area Maintenance Costs. The term "Common Area Maintenance Costs" shall mean all direct costs and expenses reasonably paid or incurred by Landlord during the Lease Year in question in performing its obligations pursuant to Section 8.3. Notwithstanding the foregoing or anything to the contrary in this Lease, in no event shall "Common Area Maintenance Costs" include or shall Tenant otherwise be required to reimburse Landlord for any of the following: (i) the cost of repairing or replacing any portion of the Common Area or Landlord's Construction, the original construction of which was defective or not constructed substantially in accordance with the specifications approved by Tenant; (ii) any payments made by Landlord on account of assessments applicable to the Common Areas which either do not relate to installment payments which are payable during the Lease Term or on account of those assessments existing as of the Effective Date which are more particularly described in Exhibit F (except as may otherwise be required by Subsection 6.2C); (iii) any fee to or charge by Landlord or any other person and/or entity for management, supervision, profit and/or general overhead to the extent that the total of any such fees or charges for the billing period in question exceeds five percent (5%) of all other Common Area Maintenance Costs for the same period (excluding Real Estate Taxes, insurance premiums, and capital improvements); (iv) depreciation, ground lease payments, mortgage payments, or reserves; (v) interest and other cost and charges for Landlord's financing; (vi) late charges, penalties and unearned discounts occasioned by Landlord's late payments; (vii) promotional and advertising costs; (viii) costs incurred as a consequence of the act, default or negligence of Landlord, other occupants of the Shopping Center or their agents, employees and contractors; (ix) expenditures required to be capitalized under generally accepted accounting principles, except to the extent of the amortized cost of such item based on its useful life that is allocable to the billing period in question; (x) costs not reimburseable to Landlord by all other tenants of the Shopping Center; (xi) merchant association or similar dues and fees.

          B. Method of Payment. The reimbursement of Landlord by Tenant of Tenant's Proportionate Share of the Common Area Maintenance Costs shall be payable within thirty (30) days following Landlord's written demand therefor, which demand shall be made no more often than once every three (3) calendar months and no less often than once each Lease Year; provided, however, that Landlord and Tenant may agree from time to time with respect to particular Lease Year(s) that Tenant will pay with each installment of Base Monthly Rent and without further demand by Landlord, an equal monthly installment of Landlord's good faith estimate of the Common Area Maintenance Costs for the present Lease Year, based on prior costs incurred exclusive of extraordinary expenditures, if such estimate is subject to annual adjustment based on the actual Common Area Maintenance Costs. Tenant's obligation to pay its Tenant's Proportionate Share of the Common Area Maintenance Costs is expressly conditioned upon its prior receipt of a written demand by Landlord accompanied by such statements, bills, invoices or other documentation, certified by Landlord, as shall be necessary or reasonably appropriate for a proper analysis of such charges; except that during any Lease Year when Tenant shall have paid monthly installments of Common Area Maintenance Costs, Landlord shall provide such documentation to Tenant once, within sixty (60) days after the expiration of such Lease Year, and Landlord and Tenant shall adjust the Common Area Maintenance Costs for such Lease Year within thirty (30) days after Tenant's receipt of said documentation. Tenant's Proportionate Share of the Common Area Maintenance Costs for the first and last Lease Year shall be appropriately and equitably apportioned.

          C. Audit. Landlord shall keep good and accurate books and records in accordance with generally accepted accounting principles concerning the operation, maintenance and management of the Common Area. Such books and records, and the underlying invoices and other original documentation, shall be kept by Landlord and made available for inspection by Tenant for a period of at least one (1) year after the expiration of the period to which such books, records, and original documentation relates. Tenant and its agents shall have the right at any time and from time to time during normal business hours to inspect and copy such books and records. Any dispute with respect to the propriety of an inclusion in or exclusion from Common Area Maintenance Cost may be submitted to arbitration in the manner provided in Section 20.6.

     8.5 Repair of Common Area.

          A. Notice to Tenant. Landlord shall notify Tenant in writing at least ten (10) days prior to the commencement of any reconstruction, repairing or repaving of the Common Area. If such reconstruction, repair or repaving substantially impedes or interferes with normal access to the Premises in a manner which interferes with Tenant's business therein, and such condition continues in excess of five (5) days after notice to Landlord from Tenant, then the Base Monthly Rent and other charges payable by Tenant to Landlord shall abate until such work no longer substantially impedes or interferes with normal access to the Premises.

          B. Destruction of Other Improvements. If at any time during the term of this Lease any building in the Shopping Center, other than the Building included in the Premises, is damaged or destroyed partially or totally by fire, the elements or any other casualty or occurrence, Landlord shall within a reasonable time (but in no event later than three (3) months after such damage or destruction) commence the rebuilding or demolishing of any such building and diligently prosecute such rebuilding or demolition to completion. If the building is demolished, Landlord shall clean-up all rubbish and debris and level and grade and pave such area so that the same shall be in good, safe and presentable condition for use as a parking area by Tenant and other occupants of the Shopping Center. Nothing herein shall prohibit Landlord from rebuilding at some future date on any area where such damaged or destroyed building was located, subject to the limitations contained in this Lease.

     8.6 Indemnity and Insurance. Landlord shall indemnify and hold Tenant harmless from and against any and all claims, liabilities, judgments, damages or causes of action (i) for injury to any person or property while on or about the Common Area, unless caused by the negligence or default of Tenant or its agents or employees acting within the course and scope of their employment or agency, or (ii) which arise or are claimed to arise from the acts, default or negligence of Landlord, or its agents, employees and contractors. For the purpose of so protecting Tenant, Landlord shall pay for and keep in full force and effect a comprehensive general liability insurance policy covering the Common Area within the Shopping Center, with liability limits of Five Million Dollars ($5,000,000) and such other policy provisions as are commercially reasonable. The liability limits for such insurance shall be subject to periodic adjustment at the request of either Landlord or Tenant to such new limits as are then commercially reasonable under the circumstances or are required by an institutional lender whose loan is secured by the Shopping Center; provided, however, that (i) Tenant may not request that such limits be adjusted more frequently than every three
(3) years during the Lease Term; and (ii) any dispute concerning what liability limits or other policy provisions are required by this Section 8.6 shall be settled by arbitration conducted in the manner described in Section 20.6.
Tenant shall be named as an additional insured in such policy and a copy of such insurance policy, or a certificate evidencing such coverage, shall be delivered to Tenant by Landlord on or prior to the Commencement Date. Said certificate and policy shall provide that the policy shall not be cancelled or materially changed without at least ten (10) days' prior written notice to Tenant, that the policy is in addition to, and does not contribute with, any other insurance carried by Tenant, and that the coverage of the policy with respect to any insured is not defeated as a consequence of the acts or omission of any other party. Renewal certificates or policies shall be delivered to Tenant not fewer than fifteen (15) days prior to the expiration date of the expiring policy theretofore furnished pursuant to this Section. The insurance that Landlord is required to carry pursuant to this Section 8.6 may be issued as a primary policy or be part of a blanket policy if the blanket policy specifically provides that the amount of insurance required by this Section shall be in no way prejudiced by other losses covered by the policy. If the blanket policy is prejudiced by other losses, Landlord must carry sufficient excess or umbrella coverage such that total coverage is in no way prejudiced by other losses.

                                  ARTICLE NINE

                                   UTILITIES

     Tenant shall promptly pay for all utilities furnished to the Premises from and after the Commencement Date, including water, gas and electricity. If the Premises are rendered unfit for retail use because of an interruption in water, electricity, fire protection, sewer or other utility service or for any other reason and not due to the fault of Tenant, and such condition continues for a period that is longer than the greater of sixty (60) days or the period of Tenant's business interruption insurance coverage (if any), then Tenant shall have the option to terminate this Lease. Notwithstanding the foregoing, if the Premises are so made unfit for retail use as a result of a breach by Landlord of its obligations under this Lease or because of the negligence or willful misconduct of Landlord, its agents, employees or contractors, in addition to such right to terminate, Tenant shall be entitled to an abatement of base Monthly Rent and Additional Rent in proportion to the interference with Tenant's use of the Premises resulting therefrom

                                  ARTICLE TEN

                         INDEMNITY AND PUBLIC LIABILITY

     Tenant shall save Landlord harmless and indemnify Landlord from and against any and all claims, damages or causes of action for damages to any person or property while in or on the Premises, unless caused by the acts, negligence or default of Landlord, its employees, agents, licensees or contractors. Tenant shall maintain, with respect to the Premises, public liability insurance with limits of Five Million Dollars ($5,000,000) and such other policy provisions as are commercially reasonable, which (i) names Landlord as an additional insured and (ii) is primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the full amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord. The liability limits for such insurance shall be subject to periodic adjustment at the request of either Landlord or Tenant to such new limits as are then commercially reasonable under the circumstances or are required by an institutional lender whose loan is secured by the Shopping Center; provided, however, that (i) Landlord may not request that such limits be adjusted more frequently than every three (3) years during the Lease Term; and
(ii) any dispute concerning what liability limits or other policy provisions are required by this Article Ten shall be settled by arbitration conducted in the manner described in Section 20.6. All such insurance may be carried under a blanket policy covering the Premises and any other stores and facilities of Tenant. A copy of the certificate of insurance shall be delivered to Landlord upon Landlord's written request therefor and no such policy shall be cancellable without fifteen (15) days' prior written notice to Landlord.

                                 ARTICLE ELEVEN

                                      USE

     11.1 Permitted Uses. The Premises may be used and occupied for the operation of an Orchard Supply Hardware retail store, or for any other lawful purpose except those uses described in Subsection 11.2A. Nothing in this Lease shall be construed to require Tenant to conduct business in the Premises.

     11.2  Prohibited Uses.

          A. Uses Unrelated to Tenant's Use. No portion of the Shopping Center may be used for any of the following purposes: adult bookstores, pornographic shops, amusement centers (including but not limited to bowling alleys, skating rinks, racquetball courts, dance halls, amusement arcades and movie theaters), flea markets, billiard rooms, health spas, bars (other than in connection with a "sit down" restaurant), car washes, massage parlors, schools, automotive service centers, or motorcycle shops. No portion of the Shopping Center may be used for office uses; provided, however, that (i) minor management offices incidental to restaurant or retail uses are permitted; (ii) offices that are essentially retail in character are permitted (e.g., travel agencies, real estate or security brokerage firms, retail financial institutions such as banks, and financial services companies).

          B. Restriction on Competitive Uses. So long as Tenant or an assignee or sublessee of Tenant's interest in the Premises is operating a retail home improvement center on the Premises, Landlord shall not lease, rent or occupy any portion of the Shopping Center, other than the Premises, or permit any portion of the Shopping Center, other than the Premises, to be occupied by any person or entity for use principally as a retail home improvement center or as a retail store engaged in the sale of building supplies, hardware, paint, garden supplies, electrical supplies, and plumbing supplies.

          C. Remedies. Landlord's failure to comply with this Section 11.2 shall be deemed a material default hereunder, entitling Tenant to all remedies available at law or in equity for such breach, including the remedies of damages, injunctive relief, and specific performance. In addition, Landlord and Tenant agree that if any third party uses any part of the Shopping Center in violation of Subsections 11.2A or 11.2B and Landlord does not promptly commence legal action to terminate such use within thirty (30) days following written demand therefor by Tenant and thereafter diligently prosecutes such legal action to completion, then if Tenant so elects and in addition to any other remedy that it may have, during the period beginning with the expiration of said fifteen
(15) day period and ending when Landlord commences such legal action, or during any period when Landlord is not diligently prosecuting such legal action to completion, (i) any Gross Sales made by Tenant during such period shall be excluded from determining the amount of Percentage Rent due for the Lease Year during which such default continues; and (ii) Tenant may withhold any payment of Percentage Rent that is due with such withheld Percentage Rent becoming due and payable (without interest) at such time as Landlord's default pursuant to this
Section is cured.

                                 ARTICLE TWELVE

                           ASSIGNMENT AND SUBLETTING

     Tenant shall have the absolute right, without Landlord's consent, to transfer and assign this Lease or to sublet all or any portion of the Premises to: (i) any entity which will use the Premises for any lawful retail use; (ii) a subsidiary, affiliate, division or corporation controlled by Tenant or Tenant's parent corporation; (iii) a successor corporation related to Tenant or Tenant's parent corporation by merger, consolidation, non-bankruptcy reorganization, or government action; or (iv) a purchaser of substantially all of the assets of Tenant or Tenant's parent corporation. With respect to any proposed assignment or sublease other than those enumerated above, Tenant must obtain Landlord's prior written consent, which shall not be unreasonably withheld or delayed. In the event Tenant assigns its interest in this Lease, Tenant shall not be relieved of liability for the performance of the obligations of the Tenant under this Lease unless Landlord consents in writing to such release, which consent shall not be unreasonably withheld.

                                ARTICLE THIRTEEN

                                   FIXTURES

     All counters, shelving, light fixtures, and other equipment and trade fixtures installed by or at the expense of Tenant, and all movable additions and improvements made to the Premises by or at the expense of Tenant, which can be removed without causing structural damage, shall remain the property of Tenant. Tenant may, but shall not be obligated to, remove the same or any part thereof at any time or times during the term hereof; provided, however, that Tenant, at its sole cost and expense, shall make any repairs occasioned by such removal.

                                ARTICLE FOURTEEN

                                     SIGNS

     14.1 Exterior Signs. Tenant shall have the right, in conformity with applicable Legal Requirements, to erect and thereafter to replace: (i) signs on the front, side, roof and sidewalks of the Building and the other structures within the Premises, and (ii) illuminated signs in the Common Area. Tenant shall erect, maintain and replace all such signs at Tenant's sole cost and expense, except to the extent included in Landlord's obligations in Article 2 and Article 7 hereof. Landlord shall not impair the visibility of any Tenant's signs. Subject to all Legal Requirements (including necessary city and county approvals) at all times Tenant shall have the right to maintain a monument sign
(i) of a size and design that is compatible with the design criteria applicable to the Shopping Center and the surrounding developments and which also complies with all Legal Requirements, and (ii) is in the location in the Common Area along Market Place that is shown on Exhibit B-1 and in the location adjacent to Bollinger Canyon Road shown on Exhibit B-2. The parties acknowledge that as of the Effective Date Landlord is the owner of the real property along Bollinger Canyon Road that is intended to be the location of a monument sign as shown on Exhibit B-2. Landlord grants to Tenant the right to have Tenant's business (specifically including the trade name "Orchard Supply Hardware") identified on a monument sign that shall be constructed by Landlord in that location and maintained by Landlord throughout the Lease Term, which manner of identification shall be of a design, size, and prominence on such sign that is acceptable to Landlord and Tenant and complies with all Legal Requirements. Landlord shall use all reasonable efforts to secure all necessary governmental approvals for the installation of the signs described in this Section 14.1; provided, however, that nothing herein shall imply a warranty by Landlord as to the availability of such building and monument signs. Landlord's obligation being limited to providing such signage as may be approved by the City of San Ramon pursuant to application processed by Landlord with due diligence. Landlord shall create an easement appurtenant to Lot 4 which will permit Landlord to erect, maintain and replace the sign and adjacent landscape on Bollinger Canyon Road in accordance with the easement, which easement shall be submitted to Tenant for its review and approval prior to the conveyance of the property upon which the easement is located.

     14.2 Interior Signs. Tenant shall have the right, at its sole risk and expense and in conformity with all Legal Requirements, to install and maintain its usual and customary signs and fixtures in the interior of the Premises, including without limitation, flat paper signs in the interior

                                ARTICLE FIFTEEN

                               CASUALTY INSURANCE

     15.1 All-Risk Insurance. During the course of the construction of the Premises Improvements by Landlord described in Exhibit C, Landlord shall maintain full replacement cost "builder's risk" casualty insurance (excluding earthquake and flood) for the Premises Improvements, the cost of which shall be a Premises Construction Cost, as defined in Section 5B of Exhibit C. After the Commencement Date Tenant shall obtain and maintain an "all-risk" policy of casualty insurance (excluding earthquake and flood) on the Building and all other improvements constituting the Premises, which insurance may be carried under a blanket insurance policy. Such insurance shall be for the mutual benefit of Landlord and Tenant (and any insitututional mortgagee as defined in Article 19 hereof), as named insureds as their interests may appear. The amount of such insurance shall not be less than the full replacement cost of the Building and the other insured improvements. Certificates evidencing all such insurance shall be delivered to Landlord upon Landlord's written request. All insurance required by this Section (i) shall be primary insurance without a right of contribution from any other insurance, (ii) shall be in a form reasonably satisfactory to Landlord, (iii) shall be carried with companies reasonably acceptable to Landlord (iv) shall provide that such policy shall not be subject to cancellation or change except after at least thirty (30) days prior written notice to Landlord, and (v) shall not have a "deductible" in excess of that which is commercially reasonable and has been approved by Landlord. Tenant shall pay, at the time such premiums become due, the premiums for the "all risk" casualty insurance carried by it pursuant to this Section

     15.2  Insurance Proceeds.

          A. Claim Adjustment; Escrow. In the event of any damage to or destruction of the Premises after the Effective Date, Landlord and Tenant shall adjust the loss and settle all claims with the insurance companies issuing the casualty policies.For the purposes hereinafter stated, Landlord and Tenant hereby irrevocably assign the proceeds from such insurance policies to an escrow account to be established at a mutually agreeable national or state bank having its principal office in the State of California. Subject to the provisions of
Article 16, such funds shall be used for the repair, restoration, rebuilding and replacement of the Premises and any damaged portion of the Common Area. All insurance proceeds shall be paid into said escrow account, which account shall require the signature of both Landlord and Tenant for withdrawals.

          B.  Disbursement for Restoration.  Subject to the provisions of
Article 16, in the event of such damage or destruction, the restoring party shall be entitled to withdrawals from such escrow account upon presentation of the following: (i) bills for labor and materials expended in repair, restoration, rebuilding or replacement; (ii) the restoring party's sworn statement that the labor and materials for which payment is being made have been furnished or delivered on site; and (iii) the certificate of a supervising architect (selected by Landlord and Tenant and approved by the institutional first mortgagee, if any) certifying that the work being paid for has been completed in accordance with the work drawings and specifications previously approved by Landlord and Tenant, and in a first-class, good and workmanlike manner in accordance with all applicable Legal Requirements. Any fees payable to the supervising architect shall be paid out of the insurance proceeds.

          C. Excess Proceeds. Subject to the provisions of Article 16, any excess insurance proceeds not needed to pay the cost to repair, restore or build and replace the Premises shall be paid to Landlord and Tenant in the following order of priority: (i) first, to Tenant until Tenant has recovered the total amount contributed by Tenant toward the payment of Premises Construction Costs pursuant to Exhibit C, which in any event shall not exceed One Hundred Thousand Dollars ($100,000); and (ii) thereafter, any remaining insurance proceeds shall be paid to Landlord.

          D. Insufficient Proceeds. If the insurance proceeds available for any repair, restoration, rebuilding or replacement required by Section 16.2 are inadequate to pay the cost thereof, Tenant shall pay the deficiency.

     15.3 Waiver of Subrogation. The parties hereto release each other, and their respective agents, employees, and subtenants, from any liability for injury to any person or damage to property that is caused by or results from any risk insured against under any valid and collectible insurance policy carried by either of the parties which contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage; provided, however, that any such person or entity shall not be released from such liability to the extent any damages resulting from such injury or damage are not covered by the recovery obtained by the insured from such insurance if the insurance in question permits such a partial release in connection with obtaining a waiver of subrogation from the insurer. This release shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insured to recover under such policy. Each party shall use its best efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents, employees, and subtenants in connection with any injury or damage covered by such policy. If, however, any insurance policy cannot be obtained with such a waiver of subrogation, then the party obtaining such insurance shall notify the other party of that fact and thereupon shall be relieved of the obligation to obtain such a waiver of subrogation rights from the insurer with respect to the particular insurance involved. Tenant agrees that in the event of a sale of the Premises by Landlord, that to the extent permitted by the particular insurer involved, the above waiver of subrogation shall continue in favor of the original Landlord hereunder, its officers, employees, agents and representatives, as well as be in favor of any such purchaser and its officers, employees, agents and representatives.

                                ARTICLE SIXTEEN

                               DAMAGE AND REPAIR

     16.1 Abatement or Adjustment of Rent. If the whole or any part of the Premises shall be damaged or destroyed by fire or other casualty after the Effective Date and before the termination hereof, then in every case the Base Monthly Rent and other charges payable by Tenant to Landlord hereunder shall be abated or adjusted, as the case may be, in proportion to that portion of the Premises of which Tenant shall be deprived on account of such damage or destruction or the work of repair, restoration, rebuilding or replacement and the interference with Tenant's use of the Premises occasioned by any of the foregoing; provided, however, that the Base Monthly Rent will not be so abated to the extent Tenant actually receives business interruption insurance proceeds allocable to such rent obligation if Tenant elects to carry such Insurance. Any dispute with respect to the proper adjustment to or abatement of Base Monthly Rent and other charges payable hereunder may be submitted to arbitration in the manner provided in Section 20.6.

     16.2  Repairs and Restoration.

          A. Obligation to Restore. Unless this Lease is terminated, Landlord agrees that in the event damage by any peril occurs to the Common Area at any time, Landlord forthwith shall proceed to repair, restore, replace or rebuild the Common Area to substantially the condition in which the same existed immediately prior to such damage, in accordance with working drawings and specifications approved by Landlord and Tenant. Landlord shall diligently prosecute said work to completion without delay or interruption, except for Excusable Delays. Unless this Lease is terminated, in the event damage by any peril occurs to the Premises, Tenant shall proceed to repair and restore the Premises to substantially the condition in which the same existed immediately prior to such event.

          B.  Tenant's Right to Terminate.  Notwithstanding the foregoing, if
(i) a building permit for any repairs, rebuilding or restoration required hereunder cannot be obtained within six (6) months of the date of such damage or destruction is not obtained, or (ii) the destruction event occurs prior to the Commencement Date and as a consequence of such event Substantial Completion of the Common Area Improvements and the Premises Improvements cannot be achieved by December 1, 1990 (subject to extension by Excusable Delays), then in any such event Tenant may terminate this Lease by giving Landlord written notice of Tenant's election to so terminate this Lease within ninety (90) days after the occurrence of the event which gives rise to Tenant's right to terminate.

          C. Damage by Uninsured Peril. Notwithstanding the foregoing, Tenant shall have the option to terminate this Lease upon the occurrence of the following: (i) the Premises are damaged by a peril not covered by the insurance required to be carried pursuant to Section 15.1 and are not covered by valid and collectible insurance in effect at the time of such damage, or if covered by insurance not required by Section 15.1, there is applicable a deductible which exceeds One Hundred Thousand Dollars ($100,000); (ii) the estimated cost to repair such damage exceeds insurance proceeds, if any, as may be made available by an amount in excess of One Hundred Thousand Dollars ($l00,000); and (iii) Landlord does not agree in writing to pay or cause to be paid the amount by which the cost to restore the damage is in excess of One Hundred Thousand Dollars ($100,000) over and above insurance proceeds, if any, available.

          D. Damage at End of Term. Notwithstanding the foregoing, if such damage or destruction (i) shall occur during the last five (5) Lease Years of the initial term of this Lease Term, as the same may be extended, and (ii) shall cost more than twenty-five percent (25%) of the full replacement cost of the Building (minus the cost of excavation, footings and foundations) to restore, then either party may terminate this Lease as of the date of such damage or destruction by giving written notice to the other party within sixty (60) days thereafter of its election to so terminate, unless Tenant within thirty (30) days after receipt of any such notice from Landlord shall give notice to Landlord of its intention to extend the term of this Lease in accordance with any option or right Tenant may have as provided in Article 4 hereof, in which case this Lease shall not be terminated although notice of termination may previously have been given by Landlord; in such case, Landlord's notice of termination shall be void and of no effect and Tenant shall repair and restore the Premises as required by this Lease.

          E. Effect of Termination. In the event of termination of this Lease pursuant to the provisions of this Section 16.2, this Lease shall terminate, the Base Monthly Rent and any other sums payable by Tenant to Landlord hereunder shall be apportioned between Landlord and Tenant as of the date of the termination of this Lease, and the parties shall be mutually released hereunder from all liability and obligations hereunder thereafter arising. Out of the insurance proceeds collected as a result of damage to the Premises, Tenant shall be entitled to recieve that amount equal to the lesser of Two Hundred Thousand Dollars ($200,000) or the product obtained by multiplying (i) all Premises Construction Costs paid by Tenant by (ii) a fraction, the numerator of which is the number of months remaining in the Lease Term (including any extension periods where Tenant exercises its option prior to the event of damage) and the denominator of which is the total number of months in the Lease Term (as it may have been so extended prior to the event of damage).

     16.3 Acceptance of Premises After Reconstruction. If the Premises are destroyed or damaged and the Lease is not terminated, then if Tenant is required to repair, restore and/or rebuild the damaged portion of the Premises as above provided, Tenant shall proceed with due diligence to contract with licensed contract for the required construction and shall thereafter diligently cause such contractor to proceed with said construction and Tenant shall not be required to accept delivery of possession of the affected portion of the Premises nor to commence paying Base Monthly Rent and other charges at the rate originally provided in this Lease (i.e., without abatement other than as provided within Section 16.1) until the earlier of (a) the date on which Tenant recommences to conduct business on affected portion of the Premises or (b) ninety (90) days after the date on which (i) Tenant's contractor has caused the affected portion of the Premises to be completed as nearly as practicable to the condition existing immediately prior to such destruction or damage and in compliance with all laws, ordinances, regulations and requirements of governmental authorities having jurisdiction thereof and the National Board of Fire Underwriters, and (ii) Tenant acting with due diligence has obtained all requisite permits necessary for Tenant to conduct is business on the affected portion of the Premises, such permits having been issued by the appropriate legal authorities.

                               ARTICLE SEVENTEEN

                                  CONDEMNATION

     17.1 Total Taking. If, after the execution of this Lease and prior to the expiration of the term hereof, if the whole of the Premises shall be taken by exercise of the power of eminent domain by any public or private authority, or conveyed by Landlord to said authority in lieu of such taking, then this Lease and the term hereof shall terminate as of the date of such taking. Notwithstanding the foregoing, Tenant may elect to to continue to occupy the Premises, subject to the terms and provisions of this Lease, for all or such part as Tenant may elect, of the period between the date of such taking and the date that possession of the Premises must be surrendered to the taking authority. In which event, the Base Monthly Rent and other charges payable by Tenant to Landlord hereunder shall be apportioned between Landlord and Tenant as of the date of termination of this Lease

     17.2  Partial Taking.

          A. Rights to Terminate. After the Effective Date and prior to the expiration of the Lease Term, if any public or private authority takes less than the whole of the Premises by exercise of the power of eminent domain, or if Landlord shall make a conveyance to said authority in lieu of such taking, and such taking:

          (a)  Occurs prior to the Commencment Date; or

          (b) Results in a reduction by ten percent (10%) or more of the ground floor area of the Building or any other improvements constituting the
     Premises: or

          (c) Results in the elimination of twenty-five percent (25%) or more parking spaces in the Common Area: or

          (d) Results in a taking of a portion of the Common Area which substantially impedes or interferes with access to the Premises or results in a taking of any access to the Shopping Center, which substantially impedes or interferes with access to the Shopping Center, (unless, in either case, Landlord promptly provides an adequate substitute within sixty
     (60) days after the taking);

then Ten ant may, at its election, terminate this Lease by giving Landlord written notice of such election within thirty (30) days after Tenant shall have received notice of such taking or conveyance. In the event of termination by Tenant under the provisions of this Section 17.2, this Lease and the term hereof shall cease and terminate as of the date of such taking.

     B. Apportionment of Rent. Notwithstanding the foregoing, Tenant may elect to continue to occupy the Premises, subject to the terms and provisions of this Lease, for all or such part, as Tenant may elect, of the period between the date of such taking and the date that possession of the Premises must be surrendered to the taking authority. In which event, the Base Monthly Rent and other charges payable by Tenant to Landlord hereunder shall be apportioned between Landlord and Tenant as of the date of termination or this Lease.

     17.3  Restoration and Abatement of Rent.

     A. Landlord's Obligation to Restore. In the event of a taking which would not entitle Tenant to terminate this Lease, or if Tenant, having such right, elects not to terminate this Lease, then this Lease and the term thereof shall continue in full force and effect and Landlord, at Landlord's sole cost and expense, shall forthwith restore the remaining portions of the Premises, including any and all improvements, together with the remaining portions of the Common Area, to an architectural whole in substantially the condition prior to such taking. Notwithstanding the foregoing, Landlord shall have the option to terminate this Lease upon the occurrence o' the following: (i) the condemnation award recovered by Landlord is insufficient to pay the entire costs of restoration required by this Section, and such insufficiency is in excess of One Hundred Thousand Dollars ($100,000); and (ii) Tenant does not agree in writing to pay the amount by which the restortion costs exceeds the amount of the condemnation award recovered by Landlord plus One Hundred Thousand Dollars ($100,000) to be contributed by Landlord or caused to be paid by Landlord.

     B. Abatement of Rent. A just proportion of the Base Monthly Rent and other charges payable by Tenant hereunder, according to the nature and extent of the injury to the Premises and to Tenant's business, shall be suspended or abated until the completion of such restoration. Thereafter, the Base Monthly Rent and other charges shall be reduced in proportion to the square footage of the Building remaining after said taking and shall be reduced an equitable amount for any other portion of the Premises taken or any other substantial interference with Tenant's rights under this Lease. Any dispute with respect to the proper amount of Base Monthly Rent and other charges that should be abated or suspended during the period of restoration or thereafter may be submitted to arbitration in the manner provided in Section 20.6.

     17.4 Condemnation Award. All compensation awarded for any taking under Sections 17.1 and 17.2 hereof shall be shared by Landlord and Tenant as their interests may appear; provided, however, that Landlord shall not be entitled to, and Tenant shall have the sole right to make a claim for and retain any award made by the appropriating authority for (i) Tenant's loss of business, (ii) damage to, depreciation of, or cost of removal of fixtures, personality or improvements installed in the Premises or other portions of the Shopping Center by or at the expense of Tenant, (iii) the unamortized value of Tenant's contribution to the Premises Construction Costs, and (iv) any other award made by the appropriating authority directly to Tenant.

     17.5 Release. In the event of any termination of this Lease as the result of the provisions of this Article, the parties shall be mutually released from all liability and obligations thereafter arising under this Lease.

     17.6  Temporary Taking.

          A. No Right to Terminate. If, after the execution of this Lease and prior to the expiration of the Lease Term the whole of the Premises shall be taken under power of eminent domain by any public or private authority, or conveyed by Landlord to said authority in lieu of such taking, for temporary use or occupancy, the foregoing provisions of this Article shall not apply, and Tenant shall continue to pay in the manner and at the times specified herein, the full amount of the Base Monthly Rent and other charges payable by Tenant hereunder and, except only to the extent that Tenant may be prevented from doing so pursuant to the terms of the order of the appropriating authority, Tenant shall perform and observe all the other terms and obligations to be performed and observed by Tenant, as though such taking had not occurred.

          B. Award for Temporary Taking. In the event of any such taking of the nature referred to in this Section, Tenant shall be entitled to receive the entire amount of the award made for such taking whether paid by way of damages, rent or otherwise, unless such period of temporary use or occupancy shall extend beyond the termination of the Lease, in which case such award shall be apportioned between Landlord and Tenant as of the date of termination of this Lease. Upon the expiration of any such period of temporary use or occupancy, Tenant shall restore the Premises, as nearly as reasonably possible, to their condition immediately prior to such taking. Any portion of the award received by Tenant as compensation for the cost of restoration of the Premises shall be applied by Tenant to such restoration and, if such period of temporary use or occupancy shall extend beyond the termination of the Lease, after deduction of the unamortized value of Tenant's contribution to the Premises Construction Costs, any remaining compensation shall be paid to Landlord on the day of termination of this Lease to the extent not theretofore disbursed by Tenant in connection with such restoration.

                                ARTICLE EIGHTEEN

                              DEFAULT AND REMEDIES

     18.1 Events of Tenant's Default. Tenant shall be in default of its obligations under this Lease if any of the following events occurs:

          (i) Tenant fails to pay any Base Monthly Rent, Percentage Rent, or any other monetary obligation when due and such failure is not cured within five (5) business days after delivery of written notice from Landlord specifying such failure.

          (ii) Tenant fails to perform or breaches any other term, covenant, or condition of this Lease and Tenant rails to cure such default within thirty
     (30) days after delivery of written notice from Landlord specifying the nature of such default; provided, however, that if such default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default if it commences such cure within said thirty (30) day period.

          (iii) A court makes or enters a decree or order with respect to Tenant or Tenant submits to or seeks a decree or order (or a petition or pleading is filed in connection therewith) which: (a) grants, constitutes, or seeks an order for relief, appointment of trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States; (b) approves as properly filed, or seeks approval of, a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief law or statute of the United States or any state thereof; or (c) otherwise directs or seeks a winding-up or liquidation of Tenant; provided, however, that if any petition, decree or order of the type described above is not voluntarily filed or made by Tenant, then Tenant shall not be in default until such petition, decree or order remains undischarged for a period of one hundred eighty (180) days.

     18.2 Landlord's Remedies. In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease:

          A. Enforce Lease. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under the Lease, including the right to recover the rent and other sums as they become due by appropriate legal action.

          B. Right to Cure. Landlord may make any payment or perform any obligation of Tenant. All sums paid by Landlord and all necessary costs of such performance by Landlord shall be reimbursed to Landlord within ten (10) business days after demand by Landlord as additional rent, and shall bear interest at the Agreed Interest Rate from the date of disbursement until reimbursement by Tenant.

          C. Terminate Lease. Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any such termination shall not relieve Tenant from the payment of any sums then due Landlord or from any claim for damages resulting from Tenant's default. Following termination of the Lease, and without prejudice to any other remedies Landlord may have, Landlord may then or any time thereafter: (i) peaceably enter the Premises upon voluntary surrender by Tenant or expel or remove Tenant therefrom together with any other persons occupying it, using such legal proceedings as are then available; and (ii) remove all property of Tenant therefrom at Tenant's expense.

          D. Damages. If Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date of this Lease, including, but not limited to, the right of Landlord to recover the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided.

     18.3  Tenant's Right to Cure.

          A. Certain Defaults. If Landlord shall fail to pay (i) the taxes, assessments or other charges levied against the Shopping Center (except for any portion payable by Tenant as to which Tenant is delinquent in payment), or (ii) any principal or interest due on any mortgages, liens or encumbrances the foreclosure of which might affect the interest of Tenant hereunder, Tenant may make such payments and charge to Landlord the amount so paid, and withhold and deduct from any rents herein reserved the amounts so paid, and any payments in excess of said rents shall be paid by Landlord to Tenant.

          B. Other Defaults. If Landlord shall breach or fail to perform any agreement or condition in this Lease on Landlord's part to be performed not covered by Section 18.3A, and if Landlord shall not cure such breach or failure within thirty (30) days after notice from Tenant specifying such breach or failure (or, if such breach or failure shall reasonably take more than thirty
(30) days to cure, shall not have commenced to cure the same with the thirty
(30) days and thereafter diligently prosecuted the same to completion), Tenant may, at Tenant's option, without waiving any claim for damages for breach of this Lease, at any time thereafter cure such breach or failure for the account of Landlord and any amount paid or any contractual liability incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord and Landlord shall reimburse Tenant therefor and save Tenant harmless therefrom; provided, however, that Tenant may cure any such breach or failure as aforesaid prior to the expiration of said 30-day period, without notice to Landlord, if an emergency exists or, after notice to Landlord, if the curing of such breach or failure prior to the expiration of said 30-day period is reasonably necessary to protect the Premises or Tenant's interest therein or to prevent injury or damage to persons or property. If Landlord shall fail to reimburse Tenant upon demand for any amount paid or liability incurred for the account of Landlord hereunder, said amount or liability may be deducted by Tenant from the next due or any succeeding payments of Base Monthly Rent, Percentage Rent, or other charges payable by Tenant to Landlord hereunder. Amounts due Tenant from Landlord pursuant to this paragraph shall bear interest at the Agreed Interest Rate from the date of disbursement until reimbursement by Landlord.

          C. Waiver. Tenant hereby waives the benefits of California Civil Code Section 1942, but only to the extent that Section 1942 provides remedies to Tenant which exceed Tenant's rights and remedies under this Lease.

                                ARTICLE NINETEEN

                   SUBORDINATION, QUIET ENJOYMENT AND ZONING

     19.1  Subordination.

          A. Obligation to Subordinate. Upon the request of Landlord in writing, Tenant shall subordinate this Lease to the lien of any mortgage made by an institutional lender, the principal amount of which, when added to the outstanding amounts secured by all other mortgages to which this Lease is subordinate, does not exceed eighty percent (80%) of the appraisal received by the lender determining the then fair market value of the property encumbered by such mortgage; provided, however, that, prior to any such subordination, the mortgagee shall enter into a written agreement with Tenant in recordable form, specifying that: (i) in the event of foreclosure or other action taken under the mortgage, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect and any party acquiring the Premises through foreclosure shall be obligated to recognize all of the rights of Tenant and perform all of Landlord's obligations under this Lease so long as Tenant is not in default hereunder, (ii) the mortgagee or any party acquiring the Premises through foreclosure (or other action under the mortgage, which action may include acceptance of a deed in lieu of foreclosure) shall in no event be: (a) liable for any act, omission or default of Landlord occurring prior to the date of acquisition of the Premises, (b) subject to any offsets or deficiencies which the Tenant might be entitled to assert against Landlord, (c) bound by an payment of rent or additional rent made by the Tenant to the Landlord more than thirty (30) days in advance, (d) bound by any amendment or modification of the Lease made without the written consent of the mortgagee or its successors in interest, or (e) liable to Tenant for the return of any security deposit held by Landlord under the Lease unless mortgagee shall acquire possession of such deposit, in which event such deposit shall be subject to return to Tenant in accordance with the provisions of the Lease, and; (iii) the mortgagee shall permit insurance proceeds and condemnation proceeds to be used for any restoration and repair required by the provisions of Article 16 and
Article 17 hereof. Tenant agrees that if the mortgagee or any person claiming under the mortgagee shall succeed to the interest of Landlord in this Lease, Tenant will recognize said mortgagee or person as its landlord under the terms of this Lease; provided, however, that said mortgagee or person shall assume all of the obligations of Landlord hereunder during the period that said mortgagee or person holds Landlord's interest in the Premises.

          B. Definitions. As used herein, the term "mortgage" includes mortgages, deeds of trust and other similar instruments, and modifications and extensions thereof. As used herein, the term "mortgagee" means any lender which holds a mortgage, or any party which is a beneficiary under a deed of trust. As used herein, the term "institutional lender" shall mean a bank or trust company, savings bank, savings and loan association company, insurance company, college or university, pension or retirement fund, credit company, real estate investment trust, or syndication managed by a national real estate investment firm or brokerage house (e.g., JMB Realty, Goldman Sachs, etc.) so long as such institutional lender has a net worth in excess of Twenty-Five Million Dollars ($25,000,000).

     19.2 Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant's observing and performing all of the terms, covenants and conditions on Tenant's part to be observed and performed hereunder, Tenant may peaceably and quietly occupy and enjoy the Premises without hindrance or molestation from Landlord or any other persons claiming through Landlord.

     19.3 Zoning and Good Title. Landlord warrants and represents, upon which warranty and representation Tenant has relied in the negotiation and execution of this Lease, as follows:

          A. Landlord is the owner of the Shopping Center in fee simple absolute, free and clear of all encumbrances except those shown on Exhibit "F" attached hereto;

          B. Landlord has full right and lawful authority to execute this Lease for the term, in the manner, and upon the conditions and provisions herein contained;

          C. There is no legal impediment to the construction and use of the Premises as a retail store other than obtaining PUD permit, subdivision approval, completion of Design Review Board process of City of San Ramon, completion of Planning Commission of City of San Ramon approval process, building permits and approval of a development agreement between Landlord and the City of San Ramon regarding the construction of certain improvements (e.g., construction of a fire line);

          D. The Shopping Center is not subject to any easements, restrictions, zoning ordinances or similar governmental regulations which prevent their use for retail store purposes;

          E.  The Premises are presently zoned for retail store use; and

          F. The Premises are free of Hazardous Materials as of the Effective Date.

Landlord shall furnish without expense to Tenant, within thirty (30) days after written request therefor by Tenant, an updated title report covering the Premises and the Shopping Center showing the condition of title as of the date of such report.

     19.4 Tenant's Right to Terminate. If for reasons other than Tenant's act or omission, a final adjudication (i.e., not subject to further appeal) shall prohibit the use of the Premises as a retail store, in addition to its other rights and remedies, Tenant shall have the right to terminate this Lease by so notifying Landlord within thirty (30) days following such adjudication; whereupon the unamortized portion of Tenant's contribution to the Premises Construction Costs shall be paid by Landlord to Tenant within ten (10) days of Tenant's demand. As a condition of such right to terminate, Tenant shall fully cooperate with Landlord and participate in all proceedings relating to the prohibition of such use, and shall diligently contest any litigation the objective of which is to prohibit such use.

                                 ARTICLE TWENTY

                                 MISCELLANEOUS

     20.1 Landlord's Right to Enter. Landlord and its agents may enter the Premises at all reasonable times to show the Premises to prospective purchasers, and to make such repairs, improvements, alterations or additions as may be required by Landlord under the provisions of this Lease. In making such entry, Landlord shall not unreasonably interfere with the conduct of Tenant's business. If as a result of any such entry Tenant is deprived of the use of the Premises, the Base Monthly Rent and other charges payable by Tenant to Landlord hereunder shall be abated or adjusted, as the case may be, in proportion to that period of time during which, and to that portion of the Premises of which, Tenant shall be deprived as a result thereof.

     20.2 Surrender of Possession. Upon the expiration or termination of this Lease, Tenant shall remove its personal property and trade fixtures, and shall surrender the Premises to Landlord in good condition, damage by fire and casualty, structural defects, condemnation, maintenance and repairs required to be performed by Landlord, and reasonable wear and tear excepted.

     20.3 Holding Over. If Tenant shall continue to occupy the Premises after the expiration of the term of this Lease, without a written agreement with Landlord providing for such occupancy, such occupancy shall not be deemed to extend or renew the term of this Lease, but shall continue as a tenancy at will from month-to-month. Such tenancy shall be upon the covenants and conditions herein contained and at the rental in effect during the last Lease Year, prorated and payable for the period of such occupancy.

     20.4 Waivers. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by either party at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by either party shall require the consent or approva1 of the other party, the other party's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion. Any and all rights and remedies which either party may have under this Lease or at law or in equity shall be cumulative, and shall not be deemed inconsistent with each other; and no one of them, whether exercised or not, shall be deemed to be an exclusion of any other, and any or all of such rights and remedies may be exercised at the same time.

     20.5  Payment and Performance Under Protest.

          A. Payment. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment, and such party shall thereafter have the right to institute suit for the recovery of such sum, or to have the dispute settled by arbitration as hereinafter provided. If it shall be adjudged or determined that there was no legal obligation to pay such sum or any part thereof, the party paying such sum shall be entitled to recover such sum or so much thereof as it was not required to pay.

          B. Performance. If at any time a dispute shall arise between the parties hereto as to any work to be performed by either of them under the provisions hereof, the party against whom the obligation to perform the work is asserted may perform such work and pay the costs thereof "under protest" and the performance of such work shall in no event be regarded as a voluntary performance, and such party shall thereafter have the right to institute suit for the recovery of the costs of such work, or proceed to have the dispute settled by arbitration. If it shall be adjudged or determined that there was no legal obligation to perform such work or any part thereof, the party performing such work shall be entitled to recover the costs of such work or the cost of so much thereof as it was not required to perform.

     20.6  Arbitration.

          A. Obligation to Arbitrate. The parties hereto shall not be deemed to have agreed to determine any dispute arising out of this Lease by arbitration unless specifically provided for herein. In any case for which arbitration is specifically provided hereunder, the party desiring arbitration shall so notify the other party in writing and shall in such notice appoint a person as arbitrator on its behalf. Within ten (10) days after receipt of such notice, the other party by written notice to the original party shall appoint a second person as arbitrator on its behalf. The arbitrators thus appointed shall as promptly as possible determine such matter; provided however, that:

       (i) If the second arbitrator shall not have been appointed within the ten-day period as aforesaid, the first arbitrator shall proceed to determine such matter and shall render its decision and award in writing within thirty (30) days after the expiration of said ten-day period.

       (ii) If the two arbitrators are unable to agree within ten (10) days after the appointment of the second arbitrator, then they shall give written notice to the parties of their failure to agree, and the parties shall mutually appoint a third arbitrator. If the parties fail to agree upon the selection of such third arbitrator within ten (10) days after the arbitrators appointed by the parties give notice as aforesaid, then within five (5) days thereafter, either party may upon notice to the other party request such appointment by the American Arbitration Association (or any successor organization) or, in its failure or inability to act, may apply to a court of competent jurisdiction for a court appointment of a third arbitrator.

       (iii) Within thirty (30) days after the appointment of the third arbitrator the arbitrators shall render their decision and award in writing, upon the concurrence of at least two of them. Such decision and award, or the decision and award of the single arbitrator as provided in subsection (a) hereof, shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrator(s) shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

     B. Procedure. Each arbitrator must be qualified and impartial, and must have at least ten (10) years' experience in the County of Contra Costa (or such other county as is mutually agreeable to Landlord and Tenant) in the State of California in a calling connected with the matter of the dispute. The arbitration shall be conducted, to the extent consistent with this Section 20.6, in accordance with the prevailing rules of the American Arbitration Association (or any successor organization). If there is more than one arbitrator, each party shall pay the fees and expenses of the arbitrator appointed by such party, plus one-half (1/2) of the fees and expenses of the third arbitrator and all other expenses of the arbitration (other than the fees and disbursements of attorneys or witnesses for each party). If there is only one arbitrator, the fees and expenses of such arbitrator shall be borne by the parties equally.

     20.7 Notices. All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified mail or registered mail, return receipt requested, postage prepaid. Any such notice or other communication shall be deemed to have been given when received by the party to whom such notice or other communication shall be addressed. If intended for Landlord, such notice shall be mailed to the address first above written or such other address as Landlord may hereafter designate by notice to Tenant; if intended for Tenant, such notice shall be mailed to Orchard Supply Hardware at 6450 Via del Oro, San Jose, California 95119, Attention:
Director of Real Estate, with a copy to Wickes Companies, Inc. at 3340 Ocean Park Boulevard, Suite 200, Santa Monica, California 90405, Attention: Ronald Strongwater, or such other address or addresses as Tenant may hereafter designate by notice to Landlord.

     20.8 Excusable Delay. In the event that Landlord or Tenant shall be delayed in or prevented from the performance of any act (other than Tenant's obligation to make payments of rent, additional rent and other charges required hereunder) by reason of any fine or other casualty loss, strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, the act, failure to act or default of the other party, war or other reason beyond its control (an "Excusable Delay"), then performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond the control of either party.

     20.9 Waiver of Landlord's Lien. Within ten (l0) days of request by Tenant, Landlord shall execute any document necessary to waive any right, title, lien, or interest in Tenant's trade fixtures or equipment located in the Premises. Such waiver may require Landlord to grant to the party requiring Tenant to obtain such waiver a license to enter the Premises in order to assemble, inventory, or remove the equipment covered by the lien waiver, provided that such party repairs any damage caused by such removal.

     20.10 Estoppel Certificates. At any time and from time, upon written request from the other, Landlord and Tenant shall execute, acknowledge and deliver to the other, or to any person designated by the other, a statement in writing certifying: (i) that the Lease is unmodified and is in full force and effect or, if there have been modifications, that the same is in full force and effect as modified (stating the modifications); (ii) that the other party is not in default in the performance of its covenants hereunder or, if there have been such defaults, specifying the same; and (iii) the dates to which the rent and other charges have been paid hereunder.

     20.ll Recordation. Simultaneously herewith, Landlord and Tenant have entered into a memorandum of lease for recording. Upon the commencement of the Lease Term, Landlord and Tenant shall enter into a recordable agreement in the form attached hereto as Exhibit G.

     20.12 Invalidity of Particular Provision. If any term or provision of this Lease or the application hereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     20.13 Announcement of Tenant's Store. Within thirty (30) days after giving Landlord written notice of its intention to do so, Tenant may erect, at Tenant's expense, an appropriate sign on the Shopping Center announcing the coming of Tenant's store.

     20.14 Captions and Definitions of Parties. The captions of the sections of this Lease are for convenience only and are not a part of this Lease and do not in any way limit or modify the terms and provisions of this Lease. The word "Landlord" and the pronouns referring thereto shall mean, where the context so admits or requires, the persons, firm or corporation named herein as Landlord or the mortgagee in possession of the land and building comprising the Premises.
If there is more than one Landlord, the covenants of Landlord shall be the joint and several obligation of each of them. Any pronoun herein shall be read in the singular or plural number and in such gender as the context may require.

     20.15 No Partnership. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither any provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

     20.16 Transfer of Title. Landlord shall not convey its interest in the Shopping Center until it has fully performed all of its obligations pursuant to Article Two without the prior written consent of Tenant. Thereafter, Landlord and its successors in interest shall have the right to transfer their interests in the Premises and the Shopping Center at any time and to any person or entity without the consent of Tenant. In the event of any transfer by Landlord, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor) shall be relieved of all liability for the performance of the obligations of the Landlord under this Lease which accrue after the date of transfer only if its transferee agrees in writing for the benefit of Tenant to assume and be bound by the terms of this Lease and to perform all obligations of the Landlord hereunder; provided, however, that under no circumstances shall Pacific Quadrant Development Company be released from its obligation under Article Two of this Lease. Landlord shall promptly notify Tenant in writing of any change in the ownership of the Premises, giving the name and address of the new owner and instructions regarding the payment of rent. In the event of any change in or transfer of Landlord's title in and to the Premises or any part thereof (whether voluntary or involuntary, or by act of Landlord or by operation of law), Tenant shall be under no obligation to pay rents or other charges thereafter accruing, until Tenant shall have been notified in writing of such change in title and given satisfactory proof thereof; the withholding of rents or other charges payable by Tenant to Landlord hereunder in the meantime shall not be deemed a default by Tenant.

     20.17 Successors and Assigns. Except as otherwise provided in this Lease, the covenants, agreements, terms and provisions of this Lease shall be bind upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns, heirs, executors and administrators.

     20.18 Brokerage. Landlord and Tenant each represent and warrant to the other that they have not dealt with any real estate agent or broker in connection with this transaction, other than Gallagher & Miersch, whose commission shall be paid by Landlord.

     20.19 Reasonable Expenditures. Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

     20.20 Approvals. Unless expressly indicated otherwise, whenever this Lease requires the approval or consent of either Landlord or Tenant, such approval or consent shall not be unreasonably withheld or delayed.

     20.21 Entire Agreement. This document contains the entire and only agreement between the parties, and no oral statement or representations or prior written matter not contained in this instrument shall have any force and effect. This Lease shall not be modified in any way except by a writing executed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this lease by their respective officers thereunto duly authorized.


LANDLORD:                                    TENANT:

PACIFIC QUADRANT DEVELOPMENT COMPANY         WICKES COMPANIES, INC.
a California general partnership             A Delaware corporation

By Pacific RIM Development Corporation       /s/

/s/





By The Quadrant Corporation,
a Washington corporation

/s/